PURCHASE AGREEMENT

            This Purchase Agreement (this “Agreement”) is made as of the 31st day of December, 2004, by and among M-Wave, Inc., a Delaware corporation (“Seller”), and American Standard Circuits, Inc., an Illinois corporation (“Purchaser”).

            WHEREAS, Purchaser and Seller are members of Am-Wave, LLC, an Illinois limited liability company (the “Company”), and are parties to the Limited Liability Company Operating Agreement of the Company, dated as of January 28, 2004 (the “Operating Agreement”);

            WHEREAS, on the date hereof, Purchaser and Seller have entered into an Amended and Restated Agreement for Strategic Operating Alliance (the “Restated SOA”);

            WHEREAS, Seller proposes to sell to Purchaser all of Seller’s ownership interest in the Company (the “Ownership Interest”);

            WHEREAS, Seller proposes to sell to Purchaser certain microwave laminate currently owned by Seller (the “Laminate”) and the Orbotec LDI machine;

            WHEREAS, Seller proposes to sell to Purchaser all of Seller’s ownership interest in the Company, the Laminate and the Orbotec LDI machine; and

            WHEREAS, Purchaser desires to purchase the Ownership Interests and Laminate on the terms and conditions set forth herein.

            NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

WITNESSETH:

            1.         Sale of Ownership Interests.  Seller hereby sells, and Purchaser hereby buys, the Ownership Interests in consideration for the Purchase Price (as defined in Section 3).  The effect of such sale is that Seller hereby irrevocably assigns and delivers to Purchaser all of such Seller’s right, title and interest in such Seller’s Ownership Interest, including all rights to any distributions, profits or dividends thereon, free of liens or encumbrances.

            2.         Sale of Laminate.  Seller hereby sells, and Purchaser hereby buys, the Laminate, free and clear of any encumbrances, in consideration for the Purchase Price.

            3.         Purchase Price. In consideration for the Ownership Interests and the Laminate, Purchaser shall pay Seller $390,000 (the “Purchase Price”) by wire transfer of  $50,000 in immediately available funds (the “Cash Consideration”) and a $340,000 credit against future purchases made by the Seller from the Purchaser (the “Credit Consideration”).  The Credit Consideration shall permit the Seller to receive a reduction against invoiced purchases made by the Seller from the Purchaser in accordance with the terms of the Restated SOA.  The allocation of the Cash Consideration and Credit Consideration between the Ownership Interests and the Laminate shall be as described in Exhibit A hereto.

            4.         Payment.  Contemporaneously with the execution of this Agreement, Purchaser shall deliver to Seller the Purchase Price as payment for the Ownership Interests and Laminate.

            5.         Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement shall be deemed to be effective immediately upon the latest to occur of (i) the execution of this Agreement by the parties, (ii) the occurrence of the Distribution (hereinafter defined), and (iii) the delivery by Purchaser to Seller of the Purchase Price.  Seller’s obligation to perform its obligations under this Agreement, including the delivery of the Ownership Interests and Laminate, is contingent upon Purchaser causing the Company, contemporaneously with the execution of this Agreement, to distribute to the Seller, the property known as the second floor flying probe (the “Flying Probe”), free and clear of any encumbrances, pursuant to the Consent Resolution of the Manager and Members of the Company dated  as of the date hereof (the “Distribution”).

            6.         Representations and Warranties of Seller. Seller hereby represents and warrants to the Company that:

(a)        Seller is the record owner and holder of the Ownership Interest set forth in the Operating Agreement and Seller has not previously assigned, transferred, hypothecated, or in any other manner disposed of or encumbered all or any part of such Ownership Interest or any rights relating thereto.

(b)        Seller owns the Ownership Interest free and clear of all liens, encumbrances, security agreements, security interests, options, claims, charges, or restrictions of any other person or entity.

(c)              Seller owns the Laminate and the Orbotec LDI machine free and clear of all liens, encumbrances, security agreements, security interests, options, claims, charges, or restrictions of any other person or entity.

(d)              Seller has full power and authority to transfer the Ownership Interest, the Laminate and the Orbotec LDI machine to Purchaser without obtaining the further consent or approval of any person, entity or governmental authority.

7.         Representations and Warranties of Purchaser.  Purchaser represents and warrants to Seller that:

(a)        Purchaser has full power, authority and legal right to enter into this agreement and to consummate and finance the transactions contemplated hereunder.

(b)        Company is the owner of the Flying Probe and the Company has not previously assigned, transferred, hypothecated, or in any other manner disposed of or encumbered any part of the Flying Probe or any rights relating thereto.

(c)        The Company owns the Flying Probe free and clear of all liens, encumbrances, security agreements, security interests, options, claims, charges, or restrictions of any other person or entity.

(d)        The Purchaser, as Manager of the Company, and pursuant to the Consent Resolution of the Company dated December 31, 2004, has full power and authority to transfer the Flying Probe to Seller without obtaining the further or additional consent or approval of any person, entity or governmental authority, and contemporaneously with or prior to the execution of this Agreement has transferred the Flying Probe to Seller.

8.         Indemnification.

(a)        Survival of Representations and Warranties.  The representations and warranties set forth in Sections 6 and 7 of this Agreement shall survive the Closing.

(b)        Indemnification by Seller. Seller shall indemnify, defend and hold Purchaser harmless from and against any and all claims, actions, suits, demands, assessments, judgments, losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees to the extent permitted by law, and accounting fees and investigation costs) that may be incurred by Purchaser or arising out of, or relating to any breach of any representation or warranty or any covenant, obligation or agreement of Seller contained herein.

(c)        Indemnification by Purchaser.  Purchaser shall indemnify, defend and hold Seller harmless from and against any and all claims, actions, suits, demands, assessments, judgments, losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees to the extent permitted by law, and accounting fees and investigation costs) that may be incurred by Seller or arising out of, or relating to any breach of any representation or warranty or any covenant, obligation or agreement of Purchaser contained herein.

(d)        Common Law Remedies.  The indemnification provided in this Section 9 is in addition to, and in no way shall be construed to limit or replace, any other rights which the parties may have at common law or otherwise.

9.         Waiver of Distributions.  As of the Closing, Seller hereby waives any right, interest or title it may have to any distributions, profits or dividends, whether or not declared or otherwise accrued, on the Ownership Interests.

10.       Miscellaneous.

(a)        Governing Law; Situs of Litigation.  This Agreement will be governed by the laws of the State of Illinois.  The parties hereto irrevocably agree that all actions or proceedings in any way, manner, or respect arising out of or from or related to this Agreement shall be litigated only in courts having situs within Chicago, Illinois.  Each party hereby consents and submits to the exclusive jurisdiction of any local, state or federal court located within Chicago, Illinois and waives any right such party may have to transfer the venue of any such litigation.  The prevailing party in any litigation in connection with this Agreement shall be entitled to recover from the non-prevailing party all costs and expenses including, without limitation, reasonable attorneys’ and paralegals’ fees and costs incurred by such party in connection with any such litigation.

(b)        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

(c)        Notices. Any notice provided or permitted to be given under this Agreement shall be made in the manner provided in the Restated SOA.

(d)        Severability.  In the event that any portion of this Agreement is held to be invalid or unenforceable for any reason, it is agreed that said invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions or portions thereof shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.

(e)        Revocation of Earlier Agreements.  Any and all prior agreements relating to the transfer of Ownership Interests and the Laminate made and entered into by the parties herein, whether individually or collectively, are hereby revoked and terminated.  This Agreement supersedes any prior agreements between the parties on this subject.

(f)         Amendment.  This Agreement may be amended, modified, superseded or cancelled only by a written instrument executed by all of the parties hereto.

(g)        Waiver.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any party of any breach of any term contained in this Agreement, whether by conduct or otherwise in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or a waiver of any other term contained in this Agreement.

(h)        Binding Effect.  This Agreement shall be binding upon and be enforceable by the parties hereto, and their respective personal representatives, administrators, heirs, successors and assigns.

(i)                Counterparts.  This Agreement may be executed through the use of separate signature pages or in any number of counterparts, and each such counterpart shall for all purposes be an original and constitute one agreement binding on all parties, notwithstanding that all parties are not signatories to the same counterpart.

            IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first written above.

PURCHASER:

AMERICAN STANDARD CIRCUITS, INC.
By:
Its:

SELLER:

M-Wave, Inc
By:
Its:

EXHIBIT A

PURCHASE PRICE

	Cash Consideration	Credit Consideration

Ownership Interest	None	[$266,000.00]

Laminate	$50,000.00	[$74,000.00]